EXHIBIT 5-A

                  Chrysler Financial Corporation
                       27777 Franklin Road
                   Southfield, Michigan  48034


                                      February 28, 1994

Chrysler Financial Corporation
27777 Franklin Road
Southfield, Michigan  48034

Dear Sirs:

     In connection with the registration of debt securities of Chrysler Financial Corporation (the "Company") consisting of debentures, notes, bonds and/or other evidences of indebtedness ("Debt Securities") and warrants to purchase Debt Securities ("Warrants") having an aggregate initial public offering price of up to $2,500,000,000 for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), I advise that in my opinion the Company (i) has full power and authority under the laws of Michigan, the State of the Company's incorporation, and under the Restated Articles of Incorporation of the Company, as amended, to borrow the money and to contract the indebtedness to be evidenced by the Debt Securities, (ii) has full power and authority under such laws and under such Restated Articles of Incorporation to have entered into the Indenture, dated as of February 15, 1988, with Manufacturers Hanover Trust Company, as Trustee, United States Trust Company of New York, as successor Trustee, in relation to the issuance of the Debt Securities, as amended (the "Indenture"), and (iii) has full power and authority under such laws and under such Restated Articles of Incorporation to issue one or more series of Warrants, pursuant in each case to a warrant agreement ("Warrant Agreement") with a bank or trust company as warrant agent ("Warrant Agent").

     It is my further opinion that the execution and delivery of the Indenture has been duly authorized by the Company and the Debt Securities, when duly authorized, executed and authenticated as provided in the Indenture, issued and paid for, will be valid and legally binding obligations of the Company in accordance with and subject to the terms thereof and of the Indenture.

     It is also my opinion that (i) the execution and delivery of the Warrant Agreements have been duly authorized by the Company and (ii) each series of Warrants, upon the due execution and delivery of a Warrant Agreement relating thereto by a Warrant Agent pursuant to due authorization and by the Company and upon the due execution, countersigning and delivery of the certificates evidencing such Warrants, will be duly and validly authorized for issuance and will be valid and legally binding obligations of the Company in accordance with their terms and the terms of the governing Warrant Agreement.

     The foregoing opinions are (a) subject to all applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally and (b) subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     I hereby consent to the use of this opinion as Exhibit 5 to the Company's Registration Statement filed with the Securities and Exchange Commission, with respect to the Debt Securities and the Warrants, and to the use of the my name in such Registration Statement and in the related Prospectus under the heading "Legal Matters."

                                   Very truly yours,


                                   /s/Allan L. Ronquillo
                                   Allan L. Ronquillo
                                   Vice President and
                                   General Counsel

/mr